Exhibit 3.1

FEDERAL IDENTIFICATION
No. 04-2348234
THE COMMONWEALTH OF MASSACHUSETTS
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)
We, Jerald G. Fishman, *President,
and Paul P. Brountas, *Clerk, of
Analog Devices, Inc.,
(Exact name of corporation)
located at One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106,
(Street address of corporation Massachusetts)
do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on June 10, 1998 by a vote of the directors

shares of		of	shares outstanding,
(type, class & series, if any)
shares of		of	shares outstanding, and
(type, class & series, if any)
shares of		of	shares outstanding,
(type, class & series, if any)
**being at least a majority of each type, class or series outstanding and entitled to vote thereon: / **being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I
The name of the corporation is:
Analog Devices, Inc.
ARTICLE II
The purpose of the corporation is to engage in the following business activities:
See Attachment 2
*Delete the Inapplicable words. **Delete the inapplicable clause. Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper, with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.
ARTICLE III
State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

WITHOUT PAR VALUE			WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	600,000,000	$.16	2/3
Preferred:		Preferred:	*471,934	$1.00
		(Series A Junior
		Participating Preferred	300,000	$1.00)

* The number of Preferred Shares has been adjusted to reflect the cancellation of 28,066 shares of Preferred Stock that were issued and retired.
ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.
          See Attachment 4
ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:
          None
ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
          See Attachment 6
**If there are no provisions state “None”.
Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.
ARTICLE VII
The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.
ARTICLE VIII
The information contained in Article VIII is not a permanent part of the Articles of Organization.
a.	The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:
          One Technology Way, Norwood, MA 02062-9106
b.	The name, residential address and post office address of each director and officer of the corporation is as follows:

NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:
Treasurer:
Clerk:	See Attachment 8
Directors:
c.	The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: October

d.	The name and business address of the resident agent, if any, of the corporation is:
** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:
SIGNED UNDER THE PENALTIES OF PERJURY, this 29 day of June, 1998

/s/ Jerald G. Fishman	,	*President

/s/ Paul P. Brountas	,	*Clerk
* Delete the inapplicable words. ** If there are no amendments, state ‘None’.

THE COMMONWEALTH OF MASSACHUSETTS
RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)
I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 1st day of July, 1998.
Effective Date:
/s/ WILLIAM FRANCIS GALVIN
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:
Donna A. Pace

Corporate Paralegal
Hale and Dorr LLP

60 State Street
Boston, MA 02109

Telephone:
(617) 526-5179

ATTACHMENT 2
2.	The purpose of the Corporation is to engage in the following business activities:
To manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire; to invest in, own, hold, use, license the use of, install, handle, maintain, service or repair; to sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, any principal or agent, at wholesale, retail, on commission or otherwise, electronic systems, equipment and components, and electrical and electro-mechanical apparatus and equipment of all kinds and descriptions, electronics, telecommunications, communications and similar equipment of all descriptions, supplies, parts, equipment, apparatus, machinery improvements, appliances, tools, and goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith; and

To have and to exercise, without limitation, all of the powers granted by Massachusetts law to business corporation, including those powers set forth in section 9 of G.L., CH. 156B, and in any amendment thereof or addition thereto.

ATTACHMENT 4
4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
RIGHTS, PREFERENCES, LIMITATIONS AND RESTRICTIONS ON CAPITAL STOCK.
     The following is a statement of the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect of the authorized capital stock of the corporation.
     A. ISSUANCE IN SERIES.
     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative rights and preferences referred to in paragraph B below, in respect of any or all of which there may be variations between different series, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.
     B. I. AUTHORITY TO ESTABLISH VARIATIONS BETWEEN SERIES.
     The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles of Organization, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the Business Corporation Law of the Commonwealth of Massachusetts, for the issue of the Preferred Stock in one or more series, each with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated in the vote or votes creating such series. The authority of the Board of Directors with respect to each such series shall include without limitation of the foregoing the right to determine and fix:
     (1) The distinctive designation of such series and the number of shares to constitute such series;
     (2) The rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;
     (3) The right, if any, of the corporation to redeem shares of the particular series and, if redeemable, the price, terms and manner of such redemption;
     (4) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

     (5) The terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
     (6) The obligation, if any, of the corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;
     (7) Voting rights, if any, provided that the shares of all series with voting rights shall not have more than one vote per share;
     (8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and
     (9) Such other preferences or restrictions or qualifications thereof as the Board of Directors may deem advisable and are note inconsistent with law and the provisions of these Articles.
     II. SERIES A JUNIOR PARTICIPATING PREFERRED STOCK.
     Pursuant to the authority vested in the Board of Directors of the Corporation by Article 4 of these Articles, the Board of Directors has designated a series of Preferred Stock, $1.00 par value per shares (the “Preferred Stock”), of the Corporation and hereby states the designation, and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK:
     Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be three hundred thousand (300,000). Such number of shares may be increased or decreased by resolution of the Board of Directors prior to issuance; PROVIDED, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
     Section 2. DIVIDENDS AND DISTRIBUTIONS.
     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.16 2/3 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the first sentence of this Section 2(A) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and the Corporation shall pay such dividend or distribution on the Series A Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.
     (B) Except as otherwise provided herein, in the Articles of Organization or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     (C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board of Directors in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of Directors of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Preferred Stock for the purpose of electing such members of the Board of Directors. Such special meeting shall in any event be held within 45 days of the occurrence of such arrearage.
          (ii) During any period when the holders of Series A Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b)

each such additional Director shall not be a member of any existing class of the Board of Directors, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).
          (iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Preferred Stock entitled to vote in an election of such Director.
          (iv) If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Preferred Stock shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board of Directors shall call a special meeting of the holders of Series A Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.
          (v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of the shares of the Series A Preferred Stock to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of shares of the Series A Preferred Stock shall have only the limited voting rights elsewhere herein set forth.
     (D) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4. CERTAIN RESTRICTIONS.
     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Organization, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP.
     (A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
     (B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

     (C) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.
     Section 7. CONSOLIDATION, MERGER, ETC. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

     Section 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.
     Section 9. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series A Preferred Stock, unless the terms of any such series shall provide otherwise.
     Section 10. AMENDMENT. At such time as any shares of Series A Preferred Stock are outstanding, the Articles of Organization, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
     Section 11. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock.
     C. STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF SHARES OF COMMON STOCK.
     (1) After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of paragraph B above) shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of said paragraph B), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
     (2) After distribution in full of the preferential amount (fixed in accordance with the provisions of said paragraph B) to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of this corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of this corporation, tangible and intangible, of whatever kind available for distribution to the stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
     (3) Except as may otherwise be required by law or the provisions of these Articles, or by the Board of Directors pursuant to authority granted in these Articles, each holder of Common Stock shall have one vote in respect of each share of stock held by him in all matters voted upon by the stockholders.
     D. DENIAL OF PREEMPTIVE RIGHTS.
     No holder of shares of the Common Stock or of the Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the corporation, or of securities convertible into stock of any class, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

ATTACHMENT 6
6A. INDEMNIFICATION
     Section 1. ACTIONS, SUITS AND PROCEEDINGS. Except as otherwise provided below, the Corporation shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, as the same exists or may hereafter be amended (in the case of any such amendment, only to the extent that such amendment either (i) permits the Corporation to provide broader indemnification rights than such laws permitted prior to such amendment or (ii) prohibits or limits any of the indemnification rights previously set forth in such laws), indemnify each person who is, or shall have been, a director or officer of the Corporation or who is or was a director or employee of the Corporation and is serving, or shall have served, at the request of the Corporation, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the Corporation, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees) imposed upon or incurred by any such person (the “Indemnitee”) in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be a defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been such a director or officer or as a result of his serving or having served with respect to any such employee benefit plan; PROVIDED, HOWEVER, that the Corporation shall provide no indemnification with respect to any matter as to which any such Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interests of the Corporation or (ii) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
     Section 2. SETTLEMENTS. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation for liabilities and expenses incurred in connection with the settlement or compromise of any such action, suit or proceeding, pursuant to a consent decree or otherwise, unless a determination is made, within 45 days after receipt by the Corporation of a written request by the Indemnitee for indemnification, that such settlement or compromise is not in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, that such settlement or compromise is not in the best interests of the participants or beneficiaries of such plan. Any such determination shall be made (i) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of disinterested directors, or (ii) if such quorum is not obtainable, by a majority of the disinterested directors of the Corporation then in office. Notwithstanding the foregoing, if there are less than two disinterested directors then in office, the Board of Directors shall promptly direct that independent legal counsel (who may be regular legal counsel to the Corporation) determine, based on facts known to such counsel at such time, whether such Indemnitee acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of any such employee benefit plan, as the case may be; and, in such event, indemnification shall be made to such Indemnitee unless, within 45 days after receipt by the Corporation of the request by such Indemnitee for indemnification, such independent legal counsel in a written opinion to the Corporation determines that such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of any such employee benefit plan, as the case may be.

     Section 3. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must give to the Corporation notice in writing as soon as practicable of any action, suit or proceeding involving him for which indemnity will or could be sought. With respect to any action, suit or proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to such Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases, the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled to assume the defense of any claim brought by or on behalf of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in (ii) above.
     Section 4. ADVANCE OF EXPENSES. Subject to Section 3 above, the right to indemnification conferred in this Article shall include the right to be paid by the Corporation for expenses (including reasonable attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that the Indemnitee is not entitled to indemnification under this Article. Such undertaking may be accepted without reference to the financial ability of such Indemnitee to make such repayment. Notwithstanding the foregoing, no advance shall be made by the Corporation under this Section 4 if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such quorum is not obtainable, by a majority of the disinterested directors of the Corporation then in office or, if there are not at least two disinterested directors then in office, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion that, based on facts known to the Board or counsel at such time, such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of an employee benefit plan of the Corporation, as the case may be.
     Section 5. PARTIAL INDEMNITY. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the liabilities or expenses imposed upon or incurred by such Indemnitee in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such liabilities or expenses to which such Indemnitee is entitled.

     Section 6. RIGHTS NOT EXCLUSIVE. The right to indemnification and the payment of expenses incurred in defending any action, suit or proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Organization, By-Laws, agreement, vote of stockholders or directors or otherwise. Without limiting the generality of the foregoing, the Corporation, acting through its Board of Directors, may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification rights equivalent to or greater than the indemnification rights set forth in this Article.
     Section 7. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense or liability incurred by him in any such capacity, or arising out of the status as such, whether or not the Corporation would have the power to indemnify such person against such expense or liability under Chapter 156B of the Massachusetts General laws.
     Section 8. INSURANCE OFFSET. The Corporation’s obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.
     Section 9. AMENDMENT. Without the consent of a person entitled to the indemnification and other rights provided in this Article (unless otherwise required by Chapter 156B of the Massachusetts General Laws), no amendment modifying or terminating such rights shall adversely affect such person’s rights under this Article with respect to the period prior to such Amendment.
     Section 10. MERGERS, ETC. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, or if substantially all of the assets of the Corporation are acquired by any other corporation, or in the event of any other similar reorganization involving the Corporation, the Board of Directors of the Corporation or the board of directors of any corporation assuming the obligations of the Corporation shall assume the obligations of the Corporation under this Article, through the date of such merger, consolidation, sale or reorganization, with respect to each person who is entitled to indemnification rights under this Article as of such date.
     Section 11. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any action, suit or proceeding to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
     Section 12. DEFINITIONS. As used in this Article, the term “director”, “officer” and “person” include their respective heirs, executors, administrators, and legal representatives, and an “interested” director is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending.
6B. STOCKHOLDERS’ MEETINGS
     Meetings of Stockholders of the Corporation may be held anywhere in the United States.

6C. AMENDMENT OF BY-LAWS
     The power to make, amend or repeal by-laws shall be in the Stockholders, provided, however, that the by-laws may provide that the directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provisions thereof which according to law, the Articles of Organization or by-laws requires action by the Stockholders.
6D. LIMITATION OF DIRECTOR LIABILITY
     To the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, as it may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Attachment 8
ANALOG DEVICES, INC.
OFFICERS

RESIDENTIAL
TITLE	NAME	ADDRESS	POST OFFICE ADDRESS
Chief Executive Officer and President	Jerald G. Fishman	169 Hickory Road Weston, MA 02193	One Technology Way Norwood, MA 02062-9106

Clerk	Paul P. Brountas	22 Conant Road	Hale and Dorr LLP
		Weston, MA 02193	60 State Street
Boston, MA 02109

Treasurer	William A. Martin	3 Harden Road	One Technology Way
		Foxboro, MA 02035	Norwood, MA 02062-9106
DIRECTORS

Residential
Name	Address	Post Office Address
Ray Stata	6 Miller Hill Road	One Technology Way
	Dover, MA 02030	Norwood, MA 02062-9106

John L. Doyle	177 Ramoso Road	177 Ramoso Road
	Portola Valley, CA 94025	Portola Valley, CA 94025

F. Grant Saviers	3050 Three Spring Court	President & CEO
	San Jose, CA 95190-9714	Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, CA 95035

Joel Moses	70 Fairview Road Weston, MA 02193	MIT 77 Massachusetts Avenue-3-208 Cambridge, MA 02139

Lester C. Thurow	4 Longfellow Place (#3306)	MIT
	Boston, MA 02114	50 Memorial Drive, E-52-454
Cambridge, MA 02142

Jerald G. Fishman	169 Hickory Road	One Technology Way
	Weston, MA 02193	Norwood, MA 02062-9106

Charles O. Holliday, Jr.	Dupont Asia Pacific Ltd.	Dupont
	Arco Tower 8-1	1007 Market Street, D-9000
	Shimomeguro 1-CHOME	Wilmington, DE 19898
Meguro-KU
Tokyo 153
Japan

FEDERAL IDENTIFICATION
No. 04-2348234
THE COMMONWEALTH OF MASSACHUSETTS
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
ARTICLES OF AMENDMENT
(General Laws, Chapter 156B, Section 72)
We, Jerald G. Fishman, *President,
and Mark G. Borden, *Clerk, of
Analog Devices, Inc.,
(Exact name of corporation)
     located at One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106,
(Street address of corporation Massachusetts)
certify that these Articles of Amendment affecting articles numbered:
     3

(Number those articles 1,2,3,4,5 and/or 6 being amended)
of the Articles of Organization were duly adopted at a meeting held on March 9, 2004, by vote of:
311,871,102 shares of Common Stock of 373,593,820 shares outstanding,

(type, class & series, if any)
shares of		of	shares outstanding, and
(type, class & series, if any)
shares of		of	shares outstanding,
(type, class & series, if any)
**being at least a majority of each type, class or series outstanding and entitled to vote thereon: / **being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:
To change the number of shares and the par value (if any) of any type, class or series of stock which the corporation is authorized to issue, fill in the following:

The total presently authorized is:

WITHOUT PAR VALUE STOCKS			WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	600,000,000	$.16	2/3

Preferred:		Preferred:*	471,934	$1.00

Change the total authorized to:

WITHOUT PAR VALUE STOCKS			WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	1,200,000,000	$.16	2/3

Preferred:		Preferred:*	471,934	$1.00

* Includes 300,000 shares designated as Series A Junior Participating Preferred Stock with a par value of $1.00 per share.
The foregoing amendment(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
Later effective date:
SIGNED UNDER THE PENALTIES OF PERJURY, this 9th day of March, 2004

/s/ Jerald G. Fishman	,	*President

/s/ Mark G. Borden	,	*Clerk

*	Delete the inapplicable words.

THE COMMONWEALTH OF MASSACHUSETTS
ARTICLES OF AMENDMENT
(General Laws, Chapter 156B, Section 72)
I hereby approve the within Articles of Amendment and, the filing fee in the amount of $150,000.00 having been paid, said articles are deemed to have been filed with me this 17th day of March, 2004.
Effective Date:
/s/ WILLIAM FRANCIS GALVIN
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
TO BE FILLED IN BY CORPORATION
Contact information:

Donna Pace
Corporate Paralegal
Hale and Dorr LLP
Bay Colony Corporate Center
1100 Winter Street, Suite 4650
Waltham, MA 02451
Telephone: (617) 526-5179
Email: donna.pace@haledorr.com
A copy this filing will be available on-line at www.state.ma.us/sec/cor once the document is filed.

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)
     Analog Devices, Inc., having a registered office at One Technology Way, Norwood, Massachusetts 02062, certifies as follows:
     FIRST, Article VI of the Restated Articles of Organization, as amended, of the corporation is amended by this Amendment.
     SECOND, this Amendment was duly adopted and approved on September 12, 2007 by the board of directors and by the shareholders in the manner required by law and the Articles of Organization.
     THIRD, the specific text of the amendments effected by this Amendment is as follows:
     Article VI is amended to add the following at the end thereof:
     “The bylaws of the corporation may, but are not required to, provide that in a meeting of shareholders other than a contested election meeting (as such term may be defined in such bylaws), a nominee for director shall be elected to the board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, and in a contested election meeting, directors shall be elected by a plurality of the votes cast at such contested election meeting.”
     FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.
     FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series, of stock, or change a designation of any class or series of stock.

     The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.
Signed by /s/ Jerald G. Fishman
(signature of authorized individual)
☐	Chairman of the board of directors,

☑	President,

☐	Other officer,

☐	Court-appointed fiduciary,
on this 11th day of March, 2008.

COMMONWEALTH OF MASSACHUSETTS
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)
     I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $100 having been paid, said articles are deemed to have been filed with me this 13th day of March 2008, at 9:12 a.m.
                                             time

Effective date:
(must be within 90 days of date submitted)
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
               Contact information:
Pamela Finan
WilmerHale
60 State Street
Boston, MA 02109
Telephone: (617) 526-5190
Email: pamela.finan@wilmerhale.com